Exhibit 99.2

ACCOUNTANTS' REVIEW REPORT

Board of Directors

The Standard Register Company

Dayton, Ohio

We have reviewed the accompanying consolidated condensed balance sheet of the Standard Register Company and subsidiaries as of September 29, 2002 and December 30, 2001, and the consolidated condensed income statement for both the thirteen and thirty-nine week periods ending September 29, 2002 and September 30, 2001.  These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants.  A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based upon our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

/S/  BATTELLE & BATTELLE LLP

October 15, 2002